Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Digital Brands Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(a)	677,419	$8.965	$6,073,061.34	$0.00011020	$669.25
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$6,073,061.34		$669.25
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$669.25

(1)

In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

(2)

Based on Rule 457(c) under the Securities Act, using $8.965, which is the result of the average of the high and low prices of our Common Stock as reported on Nasdaq ($0.08965) on October 24, 2022, a date within five business days prior to the filing of this Registration Statement, and taking into account the 1-for-100 Reverse Stock Split.

(3)	This amount represents the maximum aggregate value of common stock which may be resold by the selling stockholder upon conversion of 6,300 shares of Series A Convertible Preferred Stock issued the selling stockholder pursuant to a Securities Purchase Agreement between the selling stockholder and the registrant.